UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Beginning on March 25, 2022, NCR Corporation (the “Company”) sent the following email to representatives of certain of the Company’s stockholders:

Dear [Stockholder],

[Thank you for taking the time to speak with us and thank you for our dialogue over time – we want to continue our open communication.]

I am reaching out to inform you that we recently filed NCR’s 2022 proxy, available at the following link: DEF 14A (sec.gov). The agenda for our Annual Meeting includes the following:

1.	Election of eleven director nominees

2.	Advisory Vote on the Compensation of the Named Executive Officers as described in the proxy materials

3.	Ratification of the Appointment of Independent Registered Public Accounting Firm for the year ending December 31, 2022

4.	Stockholder proposal Regarding Stockholder Ratification of Termination Pay

We would appreciate the opportunity to provide our perspective on these proposals and answer any questions you may have as you conduct your vote analysis. [If you’d prefer, we can make an independent director, including a member of the Compensation and Human Resource Committee of the Board, available for the discussion.]

Please let me know if the week of [April __] works for a call with you and your team and we would be happy to set up a meeting.

Best regards,

[NCR representative]